LEASE
FACE PAGE

LEASE DATE:	August 17, 2010
LANDLORD:	HC 9115 LLC, a North Carolina limited liability company
LANDLORD'S NOTICE ADDRESS:	9335 Harris Corners Parkway Suite 250 Charlotte, NC 28269 Attn: Michael P. Harrell **ALL PAYMENTS SHOULD BE MAILED TO:** HC 9115 LLC c/o Beacon Partners 9335 Harris Corners Parkway Suite 260-AR Charlotte, NC 28269
TENANT:	Phenogen Sciences, Inc., a Delaware corporation
TENANT'S NOTICE ADDRESS:	9115 Harris Corners Parkway Suite 320 Charlotte, North Carolina 28269 Email: lewis.stuart@gtglabs.com Phone: (925)998-1502 Fax: ( )___-____
PROJECT:	That certain building or project known as Two Harris Corners (**"Project"**), with an address of 9115 Harris Corners Parkway, Charlotte, North Carolina 28269.
PREMISES:	Shall be deemed to be 1,610 rentable square feet (**"SF"**), located at 9115 Harris Corners Parkway, Suite 320, Charlotte, NC 28269 and more particularly described in Exhibit "A" (**"Premises"**).
TERM:	A period of twenty-six (26) months, beginning on the Commencement Date and ending as set forth in Section 1.3 of this Lease.
ANNUAL BASE RENT:	$19.34 per SF.
MONTHLY BASE RENT:	September 1, 2010 – October 31, 2010 $0.00 November 1, 2010 – February 28, 2011 $1,297.50 March 1, 2011 – October 31, 2011 $2,595.00 November 1, 2011 – October 31, 2012 $2,645.00
SECURITY DEPOSIT:	$2,595.00 (**"Security Deposit"**)
PROPORTIONATE SHARE:	1.24%.
BASE EXPENSE STOP:	$5.75 per square foot (**"Base Expense Stop"**)

<u>LEASE</u>

This Lease including the Face Page and all exhibits and attachments hereto (**"Lease"**) is made and entered into as of the date set forth on the Face Page, by and between **HC 9115 LLC**, a North Carolina limited liability company (hereinafter referred to as **"Landlord"**), and **Phenogen Sciences, Inc.**, a Delaware corporation (hereinafter referred to as **"Tenant"**).

SECTION 1
PREMISES, PROPORTIONATE SHARE AND TERM

1.1. Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord the Premises (defined on the Face Page of this Lease) together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises.

1.2. Proportionate Share. Tenant's proportionate share (**"Proportionate Share"**) shall be equal to a fraction which has as its numerator the SF of the Premises and as its denominator the total SF of the Project. Tenant's Proportionate Share is shown on the Face Page of this Lease. Should the SF of the Project change at any time during the Term, as a result of a recalculation, reconfiguration or addition to the Project by Landlord, Landlord shall notify Tenant in writing of the new SF of the Project and Tenant's new Proportionate Share, which new Proportionate Share shall replace the Proportionate Share in effect at such time and shall be used for all relevant calculations under this Lease. Should the SF of the Project change, Tenant's Proportionate Share shall not exceed 1.30% the term of this Lease.

1.3. Term. The term of this Lease (**"Term"**) shall begin on the Commencement Date (as hereinafter defined) and end at midnight on October 31, 2012

1.4. Commencement Date. The commencement date (**"Commencement Date"**) of this Lease shall be September 1, 2010.

1.5. Possession. Taking of possession by Tenant shall be deemed conclusively to establish that the Improvements have been completed in accordance with the provisions of Exhibit "B" and that the Premises are in good and satisfactory condition, as of such date of possession. Tenant acknowledges that no representations or warranties as to the condition or repair of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, an AIA certificate of substantial completion from Landlord's architect or a temporary or final Certificate of Occupancy, issued by the Engineering & Building Standards Department of the county where the Project is located, or other applicable governmental authority, shall be conclusive.

SECTION 2
MONTHLY BASE RENT AND ADDITIONAL RENT

2.1. Monthly Base Rent. Tenant agrees to pay to Landlord Monthly Base Rent (as defined on the Face Page of this Lease) for the Premises, in advance, without demand, deduction or set off, for the entire Term. One (1) such monthly installment shall be due and payable on the date hereof, and this payment shall be applied to the first payment due at the beginning of the Term. Each installment of Monthly Base Rent shall be due and payable on or before the first day of each calendar month during the Term. The payment for any fractional calendar month at the commencement or end of the Term shall be prorated.

2.2. Additional Rent. Any payments due Landlord hereunder with respect to Operating Expenses (as defined in Section 5 of this Lease), or any other payment or reimbursement other than Monthly Base Rent shall be defined as additional rent (**"Additional Rent"**). Payments of Additional Rent shall be due and payable within twenty (20) days of the date of Landlord's invoice to Tenant unless specified otherwise in Section 5 of this Lease.

2.3. Payment Address. All Monthly Base Rent, Additional Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth on the Face Page of this Lease or at such other address as Landlord may specify from time to time by written notice. Tenant's obligation to pay Monthly Base Rent, Additional Rent and other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such payments have been actually received by Landlord. In the event that any check, draft or other instrument of payment given by Tenant

is dishonored for any reason, Tenant agrees to pay to Landlord the sum of $50.00 on demand in addition to any Late Payment Charge that may be due.

SECTION 3
LATE PAYMENT CHARGE AND SECURITY DEPOSIT

3.1. Late Payment. In the event that any installment of Monthly Base Rent or Additional Rent or any other payment or reimbursement due hereunder is not received by Landlord within seven (7) days of the date when such payment or reimbursement is due, Tenant shall pay to Landlord on demand a late charge (**"Late Payment Charge"**) in an amount equal to five percent (5%) of such payment or reimbursement. The provision for such Late Payment Charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

3.2. Security Deposit. Tenant agrees to deposit with Landlord on the date hereof the Security Deposit (as defined on the Face Page of this Lease). Landlord will hold the Security Deposit, without obligation for interest, as security for the performance of Tenant's covenants and obligations under this Lease. The Security Deposit will not be deemed an advance payment of Monthly Base Rent or other amounts due under this Lease nor will the Security Deposit be deemed a measure of Landlord's damages for any Tenant default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use the Security Deposit to the extent necessary to make good any arrearages of Monthly Base Rent, Additional Rent or other payments due Landlord hereunder, and any other damage, injury, expense (including, without limitation, court costs and reasonable attorneys fees) or liability caused by such event of default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Any remaining balance of such Security Deposit shall be returned to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled.

SECTION 4
SURRENDER OF PREMISES AND HOLDOVER

4.1. Surrender of Premises. Upon the expiration or termination of this Lease or the termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear excepted. If the Premises are not surrendered in such condition, Landlord may undertake all necessary cleaning, trash removal and repair work, including, without limitation, removal of Tenant's equipment (including telecommunications equipment and wiring) and fixtures, all at the expense of Tenant, which expense Tenant shall pay on demand by Landlord. Without limiting its remedies, Landlord may apply any Security Deposit of Tenant against the cost of such work. Upon any termination which occurs other than by reasons of Tenant's default, prior to such termination Tenant shall be entitled to remove from the Premises all unattached and movable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a good and tenantable condition. If Tenant shall fail to remove any unattached and movable trade fixtures and personal property which Tenant is entitled to remove prior to any termination, Landlord may remove the same without any liability to Tenant. Any fixtures and personal property not so removed upon the vacancy of the Premises by Tenant shall be conclusively presumed to have been abandoned by Tenant, and to the extent Landlord elects to accept the same, title to such property shall pass to Landlord without any payment or credit. Landlord may, at its option and at Tenant's expense, store and/or dispose of any such property remaining in the Premises.

4.2. Holdover. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If Tenant remains in possession after such termination without Landlord's written consent, such holdover shall not be deemed to be a renewal of this Lease but shall be deemed to create a month-to-month term which may be terminated by either party on the thirtieth (30th) day after written notice is delivered to the other party. In the event that any such holdover exists, all of the terms and provisions of this Lease shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time upon demand, as rent for the period of any holdover, an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent and Operating Expenses in effect on the termination date, computed on a daily basis for each day of the holdover period. Tenant agrees that during the period of any such holdover, Tenant shall not be entitled to the benefit of the limitations on Tenant's obligation to pay for Operating Expenses set forth in section 5 below. Tenant

agrees to indemnify, defend and hold Landlord harmless from any and all claims, loss or damage arising from Tenant's holdover.

SECTION 5
TAXES, INSURANCE EXPENSE, AND OPERATING EXPENSES

5.1. Operating Expenses Defined. The charges outlined in this Section 5, relating to the operation, maintenance and repair of the Project shall be referred to collectively as operating expenses (**"Operating Expenses"**). Operating Expenses shall include without limitation all taxes, assessments and governmental charges of any kind or nature whatsoever levied or assessed against the Project and any land, buildings or other improvements located on the property of which the Project is a part (**"Property"**), by any municipality, county, or other governmental authority (**"Taxes"**), the Insurance Expense (as such term is defined in Section 14.1 of this Lease) and any costs and expenses associated with the operation, maintenance, repair or replacement (including parts) of, without limitation: water and sewer services, electricity and natural gas, janitorial services, interior and exterior window washing, pest control, landscaping, irrigation and lawn maintenance, rubbish removal, sidewalks, curbs and gutters, parking lots and driveways, common area lighting, heating, air conditioning and ventilation systems, common signs for the Project, common area and exterior painting, security services, property management services (including administrative and operating costs), snow and ice removal, fire alarm monitoring, miscellaneous maintenance and repair expenses, fees or dues paid to any property owner's association, any and all storm water related fees and charges and any other fees or charges levied against the Project by an agency or other authority having jurisdiction, adequate reserve allowances for future expenses relating to the aforementioned costs, an onsite management office and a reasonable overhead charge for the administration of all such work..

5.2. Payment of Operating Expenses and Base Expense Stop (as defined on the Face Page of this Lease). In any one calendar year during the Term, any part thereof or any renewal or extension thereof, (a) Landlord shall pay Operating Expenses for the Building up to a maximum amount equal to the Base Expense Stop, and (b) Tenant shall pay to Landlord, in addition to Monthly Base Rent, Additional Rent equal to Tenant's Proportionate Share of all Operating Expenses in excess of the Base Expense Stop.

5.3. Monthly Payments. Landlord shall reserve the right to require Tenant to pay monthly, as Additional Rent (due and payable in advance on the first day of each month), an amount which shall equal one-twelfth ($1/12^{th}$) of Tenant's Proportionate Share of the excess Operating Expenses (as reasonably estimated by Landlord) for the current year.

5.4. Annual Reconciliation. After the completion of each calendar year during the Term, Landlord shall provide written notice to Tenant of the actual amount of Operating Expenses for such calendar year, and if applicable, the calculation of Tenant's Proportionate Share of such Operating Expenses in excess of the Base Expense Stop owed by Tenant. In the event that Tenant's payments during such calendar year were less than Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop or in the event that Landlord did not elect to have Tenant make monthly payments of Additional Rent to Landlord, then Tenant shall pay to Landlord, within twenty (20) days receipt by Tenant of this written notice from Landlord, as Additional Rent an amount equal to Tenant's Proportionate Share of all Operating Expenses attributable to the Premises in excess of the Base Expense Stop, as determined on a square foot basis. Failure of Landlord to provide the statement called for hereunder shall not relieve Tenant from its obligations under this Section 5 or elsewhere in this Lease.

5.5. Proration. If the first year and/or the final year of the Term do not coincide with the calendar year, all of Tenant's obligations hereunder to pay Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop for such year(s) shall be prorated.

5.6. Final Year Adjustments. Prior to the expiration or earlier termination of this Lease, Landlord shall have the option to update its estimate of Operating Expenses for the calendar year of such expiration or termination, and Tenant shall pay to Landlord the amount, so estimated by Landlord, of Tenant's obligation hereunder for Tenant's Proportionate Share of Operating Expenses for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be.

SECTION 6
USE AND COMPLIANCE

The Premises shall be used and occupied for office space only and for no other purpose without the prior written consent of Landlord. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord's prior written consent. Tenant covenants that it (i) shall comply with all governmental laws, ordinances and regulations (including specifically all zoning, access, and safety regulations) applicable to the operation of Tenant's business or use of the Premises, (ii) shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violations and any nuisances in, upon or connected with the Premises, all at Tenant's sole expense, (iii) shall not permit nor take any action, which would constitute a nuisance or would disturb or endanger any other tenants or occupants of the Project or unreasonably interfere with their use of their respective premises or the common areas of the Project and (iv) shall abide by and conform to the Rules and Regulations attached hereto as Exhibit "D" and such further reasonable rules and regulations as Landlord may from time to time make or adopt for the care of the Project or the comfort and welfare of the Project's occupants as long as such are enforced in a non-discriminatory manner.

SECTION 7
HAZARDOUS SUBSTANCES

7.1. Definitions. As used in this Section, **"Hazardous Substance"** means any pollutant, contaminant, toxic or hazardous substance, hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, hazardous, ignitable, explosive, toxic or radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, petroleum products or any other substances the removal of which is required, or the manufacture, production, generation, use, maintenance, disposal, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized, by any federal, state or local statute, law, regulation or other legal requirement now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (U.S.C. 9601 *et. seq.*), the Hazardous Materials Transportation Act (49 U.S.C. 1801 *et seq.*), the Resource Conservation and Recovery Act (42 U.S.C. 6901 *et. seq.*), the Federal Water Pollution Control Act (33 U.S.C. 1251 *et seq.*), the Clean Air Act (42 U.S.C. 7401 *et seq.*), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 *et seq.*), and the Occupational Safety and Health Act (29 U.S.C. 651 *et seq.*), as these laws and legal requirements have been or are in the future amended or supplemented.

7.2. Covenants. Tenant shall not use or permit others to use, the Premises or any other part of the Project for the production, generation, manufacture, treatment, transportation, storage or disposal of any Hazardous Substance, except with the prior written consent of Landlord and in compliance with any and all applicable legal requirements. Tenant covenants with Landlord that it will: (i) deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the generation, storage or use by Tenant of any Hazardous Substance (whether or not on or in the Premises); (ii) permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time to verify Tenant's compliance with the provisions of this Section 7 and to monitor Tenant's generation, storage or use of any Hazardous Substance, including, but not limited to the performance of testing required by Landlord, any governmental agency or lender to determine the status of any Hazardous Substance on or in the Premises; (iii) pay to Landlord as Additional Rent, all of Landlord's actual costs and expenses in connection with such entries, verification, monitoring and testing as well as the reporting therefor; and (iv) complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's generation, storage or use of any Hazardous Substance and any affidavits, representations and the like from time to time at Landlord's request with respect to Tenant's generation, storage or use of any Hazardous Substance.

7.3. Indemnity. Tenant hereby indemnifies, defends and holds harmless Landlord from and against any and all liabilities, expenses (including, without limitation, court costs and reasonable attorney fees), demands, damages, costs, losses, clean-up costs, actions, causes of action, claims for relief, penalties, fines and charges incurred, assessed, resulting from or arising out of the presence of any Hazardous Substance on, in or under the Premises or the Property (and any off-site property when such Hazardous Substance emanated from the Premises) resulting from the activities, operations or occupancy of Tenant or any act or omission of Tenant or Tenant's employees, agents, visitors or invitees, regardless of whether Landlord shall have consented to, approved of, participated in or had notice of such act or omission or the presence of such Hazardous Substance. The provisions of this Section 7.3 shall survive the expiration or earlier termination of this Lease.

SECTION 8
LANDLORD'S REPAIRS AND MAINTENANCE

Landlord shall repair and maintain in good order and condition, reasonable wear and tear excepted, the common areas, foundations, structural components and exterior walls of the Project, along with the elevators, the electrical, plumbing, mechanical, fire protection and heating, air conditioning and ventilation systems and any other repair, maintenance or replacement for the Project included in the definition of Operating Expenses in Section 5.1, provided, however that Tenant shall repair and pay for any damage caused by the negligence of Tenant or Tenant's employees, agents, visitors or invitees, or caused by Tenant's default hereunder. All costs associated with the repair and maintenance obligations of Landlord under this Section, including the replacement of Project standard fluorescent light tubes in the Premises shall be included in and constitute Operating Expenses.

SECTION 9
TENANT'S REPAIRS AND MAINTENANCE

9.1. Tenant's Responsibility. Tenant shall maintain the Premises in good repair and in a clean, attractive and first class condition. Except as provided in Section 8 of this Lease, Landlord shall have no maintenance obligations concerning the Premises and no obligations to make any repairs or replacements in, on or to the Premises, and Tenant shall assume the full and sole responsibility for the condition, operation, repair, replacement and maintenance of the Premises, including all improvements through the Term except as specifically set forth in Section 8.

9.2. Litter and Damage. If Tenant is identified as being responsible for excessive litter or an unsightly mess outside of the Premises or for any damage to the common areas of the Project or the Property (such as an obstruction of a common sewer line, damage to concrete or asphalt paving, damage to the landscaping or grounds, etc.), then Tenant, as Landlord shall reasonably determine, shall pay as Additional Rent the entire cost to clean up such litter or mess and repair or replace such damage.

SECTION 10
INSPECTION

10.1. Entry. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises in the event of an emergency and at any reasonable time for janitorial services or for the purpose of inspecting same or to make any repairs as may be permitted or required to be made by Landlord under the terms of this Lease. During the period that is six (6) months prior to the end of the Term, Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on or in front of the Premises, a suitable sign indicating the Premises are available.

10.2. Inspection on Termination. Upon the expiration or earlier termination of this Lease, Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event Tenant fails to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

SECTION 11
SERVICES AND UTILITIES

11.1. Services Provided. Landlord shall furnish the following services to the Project: (i) heating and air conditioning in the appropriate season during the hours noted in Section 11.2 below, (ii) janitorial and general cleaning services prior to each "Business Day" which is defined as Mondays, Tuesdays, Wednesdays, Thursdays and Fridays except for New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas, (iii) passenger elevator service to all floors of the Project, (iv) reasonable amounts of cold and hot running water to lavatories and toilets and (v) electricity for the purposes of lighting and general office equipment use in amounts consistent with building standard electrical capacities.

11.2. Heating and Air Conditioning. The hours of operation of the heating and air conditioning systems in the Project shall be as follows:

Business Days from 7:00 AM to 6:00 PM
Saturday from 8:00 AM to 1:00 PM
There shall be no service provided at other times or on other days

Should Tenant desire heating or air conditioning services for hours before or after the times noted above in this Section 11.2 or on Sundays or holidays, Tenant may request such services and Landlord shall cooperate with Tenant to make such services available. In such event, Tenant shall pay on demand a building standard charge of Thirty Dollars ($30.00) per hour, which charge may be reasonably increased or decreased from time to time (to reflect operating and administrative costs) without notice by Landlord.

11.3. Excess Services. To the extent Tenant's usage of any service or utility in the Premises or Project including without limitation electricity, natural gas, water/sewage or janitorial services, exceeds the normal amounts of such services generally used by tenants in the Project, Tenant shall pay as Additional Rent the cost for such excess as reasonably estimated by Landlord. Landlord reserves the right, in the event Landlord reasonably determines that Tenant's usage level of a utility is disproportionate compared with other tenants in the Project, then Landlord may (at Landlord's sole discretion) install a separate meter for such utility to the Premises. Tenant shall pay as Additional Rent all charges for the installation of such meter.

11.4. Interruption of Services or Utilities. In no event shall Landlord be liable for any failure or interruption of any service or utility furnished by Landlord under this Lease, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate any payment of Monthly Base Rent or Additional Rent hereunder.

SECTION 12
ALTERATIONS

12.1. Alterations to Premises. Tenant shall not make any alterations, additions or improvements ("**Alterations**") to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld. All such Alterations must be made at Tenant's sole cost and expense by a contractor approved in writing by Landlord and in accordance with any and all applicable laws, ordinances, regulations and insurance policy provisions. Any Tenant request to make Alterations to the Premises shall be in writing accompanied with all construction drawings (and any additional materials reasonably requested by Landlord) and a review fee of $250.00. Tenant agrees to pay Landlord all reasonable professional and legal fees incurred by Landlord in connection with Landlord's review of Tenant's request, whether or not Landlord consents to Tenant's request. Upon completion of any such Alterations, Tenant will provide Landlord with a copy of the Certificate of Occupancy issued by the applicable governmental authority and final lien waivers and contractors' affidavits from all contractors and subcontractors providing work or materials to the Premises.

12.2. Ownership of Alterations; Indemnity. All Alterations erected by Tenant shall be and remain the property of Tenant during the Term, and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all such Alterations erected by Tenant and restore the Premises to its original condition, reasonable wear and tear excepted, by the expiration or earlier termination of this Lease; provided however, that if Landlord so elects, such Alterations shall become the property of Landlord as of the expiration or earlier termination of this Lease and shall be delivered up to the Landlord with the Premises. Notwithstanding the foregoing sentence, all shelves, bins, machinery (including telecommunications equipment and wiring) and trade fixtures installed by Tenant shall be removed by Tenant prior to the termination of this Lease unless Tenant notifies Landlord in writing that such items will remain in the Premises, and Landlord consents in writing, in which event all such items shall become the property of the Landlord. Upon any such removal, Tenant shall restore the Premises to its original condition, reasonable wear and tear excepted and shall repair any damage to the Premises and Project caused by such removal. Tenant agrees to indemnify, defend and hold Landlord, and its agents and employees forever harmless against all claims, liabilities and expenses (including reasonable attorney fees) of every kind, nature and description which may arise out of or in any way be connected with any of the work described in this Section 12.

SECTION 13
SIGNS

Tenant shall not place or permit to be placed or maintained on any portion of the Project, including on any exterior door, wall or window of the Project or Premises or within the interior of the Premises if visible from the exterior of the Premises, any signage or advertising matter of any kind, without the prior written consent of Landlord which may be arbitrarily withheld. Landlord shall provide Tenant with a standard listing in the tenant directory located in the Project lobby and a Project standard decorative sign at the main entrance to the Premises.

SECTION 14
PROPERTY AND CASUALTY DAMAGE

14.1. Insurance. Landlord agrees to maintain insurance covering the Project in an amount deemed appropriate by Landlord, insuring against the perils of Fire, Lightning and Extended Coverage, Vandalism and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, casualty, liability and business income and such additional reasonable coverages as the Landlord may elect to further protect its interest in the Premises and the Project; such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state of North Carolina for use by insurance companies admitted in North Carolina for the writing of such insurance on risks located within North Carolina. Subject to the provisions of Sections 14.4, 14.5 and 14.6 below, such insurance shall be for the sole benefit of Landlord and under its sole control. Under no circumstances shall such insurance include nor shall Landlord have any responsibility to insure, repair, or replace Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. Landlord (subject to the provisions of Section 5.1 of this Lease) agrees to pay before they become delinquent, the costs and or premiums for such policies of insurance (all of which costs or premiums shall collectively be defined as the **"Insurance Expense"**).

14.2. Adjustments. If any increase in the insurance premiums to be provided by Landlord under Section 14.1 above is caused by Tenant's use or occupancy of the Premises, then Tenant shall pay to Landlord as Additional Rent, on demand, the amount of such increase.

14.3. Notice of Casualty. If the Project or Premises should be damaged or destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above, Tenant shall give immediate written notice thereof to Landlord.

14.4. Substantial Damage. If the Premises should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above or if the Premises should be so damaged thereby that rebuilding or repairs cannot in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

14.5. Minor Damage. If the Premises should be damaged by any peril covered by the insurance to be provided by Landlord under Section 14.1 above, but only to such extent that rebuilding or repairs can in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, and Landlord shall at its sole cost and expense (but only to the extent insurance proceeds are available) thereupon proceed with reasonable diligence to rebuild and repair the Premises to substantially the condition in which the Premises existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. If the Premises are untenantable in whole or in part following such damage, the Monthly Base Rent and Operating Expenses payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.

14.6. Proceeds to Mortgagee. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Project requires that the insurance proceeds paid as a result of a loss covered under the insurance to be provided

under the terms of Section 14.1 above be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

SECTION 15
LIABILITY

15.1. Injury to Persons or Property. Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises except for such injury or damage which results solely from the negligence or willful misconduct of Landlord or Landlord's employees or agents and Tenant hereby covenants and agrees that it will at all times indemnify, defend and hold safe and harmless the Premises, the Landlord, Landlord's employees, agents and lender(s) from any loss, liability, claim, suit, or expense, including without limitation attorney fees and damages, both real and alleged, arising out of or relating to any such damage or injury; except injury to persons or damage to property the sole cause of which is the negligence or willful misconduct of Landlord or Landlord's employees, agents or lenders.

15.2. Tenant Insurance. Tenant shall, at Tenant's sole expense, procure and maintain throughout the Term a policy or policies of (i) commercial general liability insurance, insuring against all claims, demands or actions arising out of or in connection with Tenant's liability assumed under this Lease, covering injury to persons (including death), and property damage (including loss of use thereof) in the amount of at least $2,000,000 per occurrence with an aggregate limit of at least $2,000,000.00, and (ii) all risk (special form) property insurance in an amount equal to the full replacement cost of all Alterations or improvements made by, for or on behalf of Tenant to the Premises, and all furniture, fixtures, equipment and other personal property of Tenant located in the Premises. All such policies procured by Tenant shall be issued by an insurance company authorized to transact business in North Carolina with a rating of not less than A: Class VIII by A.M. Best Company. Certified copies of such policies or valid certificates of insurance evidencing same, naming Landlord, the Project property manager and (at Landlord's sole discretion) Landlord's lender(s) as additional insureds, together with a receipt evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date of this Lease. Not less than thirty (30) days prior to the expiration date of any such policies, certified copies of the renewal policies or valid certificates of insurance evidencing such renewal (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby. If Tenant shall not comply with this covenant, Landlord may at its option, cause insurance as aforesaid to be issued, and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand.

SECTION 16
WAIVER OF SUBROGATION

16.1. Landlord Waiver. Tenant shall not be responsible or liable to Landlord for any loss from any event, act or omission to the extent actually paid by the proceeds of insurance obtained and maintained by Landlord in connection with the Project. To the extent available, Landlord shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Tenant.

16.2. Tenant Waiver. Landlord and the Project property manager shall not be responsible or liable to Tenant for any loss, event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Tenant. Tenant shall from time to time provide Landlord with effective waivers of subrogation by its insurers for the benefit of Landlord and the Project property manager in a form reasonably satisfactory to Landlord.

16.3. Survival. The terms and provisions of this Section 16 shall supersede any provisions to the contrary contained in this Lease and shall survive the expiration or earlier termination of this Lease with respect to any occurrences before the effective date of such termination or expiration.

SECTION 17
CONDEMNATION

17.1. Complete Taking. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is being used, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses payable hereunder shall be abated during the unexpired portion of the Term, effective when the physical taking of the Premises shall occur.

17.2. Partial Taking. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Section 17.1 above, this Lease shall not terminate, but the Monthly Base Rent and Operating Expenses payable hereunder during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

17.3. Proceeds. In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to the proceeds arising out of any such acquisition of the Premises, or portion thereof, under the power of eminent domain; provided, however, that nothing herein contained shall be construed so as to prevent Tenant from making a claim for a separate award for any relocation expense, or for such losses as it may sustain in connection with any items belonging to Tenant and not a part of the Premises, but Tenant shall in no event be entitled to compensation for the loss of its leasehold interest in the Premises.

SECTION 18
EVENTS OF DEFAULT

The following events shall be deemed to be events of default by Tenant under this Lease:

18.1. Tenant shall fail to pay any installment of Monthly Base Rent or Additional Rent herein reserved when due, or any other reimbursement, Late Payment Charge or other payment to Landlord required herein when due, and such failure shall continue for a period of seven (7) days from the date such payment was due.

18.2. Tenant shall abandon, desert or otherwise vacate all or any substantial portion of the Premises.

18.3. Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment to Landlord of Monthly Base Rent, Additional Rent and/or other monetary payments or reimbursements and shall not cure such failure within ten (10) days written notice thereof to Tenant.

18.4. Any Guarantor of this Lease shall default in the terms of his, her and/or its Guaranty or shall declare bankruptcy or insolvency or shall make an assignment for the benefit of creditors.

18.5. Tenant shall become insolvent or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.

18.6. Tenant or any guarantor of Tenant's obligations under this Lease shall file a petition or have an involuntary petition filed against it under any section or chapter of the United States Bankruptcy Code, as amended or under any similar law or statute of the United States or any State thereof or Tenant or any guarantor of Tenant's obligations of this Lease shall be adjudged bankrupt or insolvent in any such proceedings filed against Tenant or any such guarantor.

18.7. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or guarantor of Tenants obligations under this Lease.

18.8. Tenant shall do or permit to be done anything which creates a lien upon the Premises.

18.9. The business operated by Tenant shall be closed or otherwise caused to cease operations for failure to pay any applicable State or Federal tax as required, or shall be closed or cease to operate for any other reason.

SECTION 19
REMEDIES

Upon the occurrence of any of such events of default described in Section 18 of this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

19.1. Termination of Lease. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Monthly Base Rent or Additional Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether resulting from Landlord's inability to relet the Premises on satisfactory terms, any costs incurred to upfit, modify, repair and/or relet the Premises, or otherwise.

19.2 Termination of Possession. Without terminating the Lease or releasing Tenant in whole or in part, from any obligation, including without limitation, Tenant's obligation to pay Monthly Base Rent and Additional Rent, Landlord may terminate Tenant's right to possession by entering upon and taking possession of the Premises and expelling or removing Tenant and any other person(s) who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Landlord may, but is not required or obligated to, relet the Premises and receive the rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by any reason of such reletting, together with all costs incurred by Landlord to upfit, modify or repair the Premises for reletting. In the event Landlord is successful in reletting the Premises at a rent in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.

19.3. Performance of Tenant's Obligations. Enter upon the Premises without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any expenses which Landlord may incur in this effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

19.4. Miscellaneous Provisions. Pursuit of any remedies defined in this Lease shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any payment due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Term shall be deemed an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of Monthly Base Rent, Additional Rent or other payments hereunder after the occurrence of any event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any such remedies with respect to such default or any subsequent default. Tenant agrees that in the event Landlord must bring an action to enforce any provision of this Lease or otherwise engages legal counsel to assist with the enforcement of any provision of this Lease or the collection of any amounts due hereunder, Tenant shall pay all costs associated with any such action or effort to enforce, including, without limitation, reasonable attorney fees.

SECTION 20
LANDLORD'S LIEN

Intentionally Deleted

SECTION 21
MECHANIC'S LIENS AND OTHER TAXES

Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the Premises or the Project, or in any manner to bind the interests of Landlord in the Premises or the Project or to charge the rents payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

SECTION 22
ASSIGNMENT AND SUBLETTING

22.1. Landlord's Consent. Tenant shall not, voluntarily, by operation of law, or otherwise, assign, transfer, mortgage, pledge or encumber this Lease, or sublease the Premises or any part thereof, or allow any person other than Tenant, its employees, agents, patrons and invitees to occupy or use the Premises or any portion thereof, without the express written consent of Landlord, such consent not to be unreasonably withheld, and any attempt to do any of the foregoing without such written consent shall be null and void and shall constitute an event of default under this Lease. Landlord's consent to any assignment or sublease hereunder does not constitute a waiver of its right to consent to any further assignment or sublease.

22.2. Consent Process. If Tenant desires to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease, together with a non-refundable fee of One Thousand Dollars ($1,000.00) (the **"Transfer Fee"**). Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (a) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all further obligations hereunder as to such space, (b) to permit Tenant to assign this Lease or sublet such space (provided, however, if the monthly rent agreed upon between Tenant and subtenant is greater than the Monthly Base Rent due from Tenant hereunder, any such excess shall be deemed Additional Rent owed by Tenant and payable to Landlord) or (c) to refuse to consent to Tenant's assignment or sublease of such space and to continue this Lease in full force and effect as to the entire Premises. If Landlord shall fail to notify Tenant in writing of such election within the fifteen (15) day period, Landlord shall be deemed to have elected option (c) above.

22.3. Tenant Liability. Tenant agrees to use Landlord's standard assignment or sublease forms and to pay Landlord's actual attorney fees associated with Landlord's review and documentation of any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease. No assignment or sublease by Tenant shall relieve Tenant of any obligations under this Lease, and Tenant shall remain primarily liable for the payment of all amounts due and for the performance of all obligations of Tenant under this Lease. Any transfer of this Lease by merger, consolidation or liquidation or any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes of this Lease.

SECTION 23
SALE, ASSIGNMENT OR TRANSFER OF LANDLORD'S INTEREST

Landlord may freely sell, assign and transfer its rights under this Lease or its interest in the Project and/or Premises. In the event of the sale, assignment or transfer by Landlord of its interest in the Project and/or Premises or of its rights in this Lease (other than a collateral assignment to secure debt) to an assignee or successor in interest who shall expressly assume the obligations of Landlord hereunder, said purchaser or assignee shall become the Landlord under this Lease and Landlord shall be released from all of its covenants, liabilities and obligations under this Lease, except such obligations which have accrued prior to any such sale, assignment or transfer, and Tenant agrees to look solely to such assignee or successor in interest of Landlord for performance of such obligations.

SECTION 24
QUIET ENJOYMENT

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Monthly Base Rent, Additional Rent and other payments herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

SECTION 25
LANDLORD'S RIGHT TO RELOCATE TENANT

Landlord shall have the right, at its option, upon at least thirty (30) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises other space in the Project or in the immediate vicinity of where the Project is located, containing a comparable SF area to the Premises. Such substituted space shall be improved by Landlord, at its expense, with improvements comparable in quantity and quality to those in the Premises. Landlord shall reimburse Tenant for all reasonable expenses incurred with and caused by such relocation (including telephone installation, moving of equipment and furniture, and printing of stationery with Tenant's new address) within sixty (60) days following receipt from Tenant of invoices or receipts marked "paid in full". In no event shall Landlord be liable to Tenant for any consequential damages as a result of any such relocation, including, but not limited to, loss of business income or opportunity. Prior to Tenant's occupancy of the replacement premises, Landlord and Tenant shall amend this Lease to change the description of the Premises and any other matters affected by such change.

SECTION 26
LIMITATION OF LANDLORD'S LIABILITY

Tenant agrees that it will look solely to the estate of Landlord in the land and buildings comprising the Premises and the rent, issues and profits arising therefrom for the collection of any judgment (or any other judicial process requiring the payment of money by Landlord) in the event of any default or breach by Landlord of any terms or provisions of this Lease. No other property or assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

SECTION 27
SUBORDINATIONS AND ESTOPPELS

27.1. Subordination and Attornment. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant's interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. In the event of the foreclosure of any such mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser in foreclosure as Tenant's Landlord under this Lease. Upon the request of Landlord, Tenant agrees to execute any instruments, releases, subordinations or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. Tenant also agrees to execute a commercially reasonable subordination non-disturbance and attornment agreement with Landlord's lender(s) if requested by Landlord.

27.2. Estoppel Certificate. Tenant agrees that within ten (10) days after request of Landlord, it will deliver to Landlord or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired Term and such other matters pertaining to this Lease as may be requested by Landlord. It is understood and agreed that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease.

SECTION 28
MISCELLANEOUS PROVISIONS

28.1. Notices. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (i) if and when personally delivered or (ii) on the day (not including Saturdays, Sundays, or federal holidays) after such notice is deposited with Federal Express or a comparable bona fide overnight courier, for delivery on the next business day with all postage and/or charges paid by sender, addressed to the parties hereto at the respective addresses set out on the Face Page of this Lease, or at such other address as the parties may specify by written notice delivered in accordance herewith.

ALL PAYMENTS SHALL BE DELIVERED TO THE ADDRESS SET FORTH IN THE FACE PAGE OF THIS LEASE.

28.2. Processing and Review Fees. In the event Tenant requests Landlord to process, review and/or execute any third party documents, including, but not limited to, lien waivers, telecommunication access agreements, or other service provider agreements, then Tenant shall submit such documentation to Landlord with the payment of an administrative fee of One Thousand Dollars ($1,000.00). Tenant agrees to pay as Additional Rent all reasonable legal costs and professional costs incurred by Landlord in connection with Landlord's review of such documents.

28.3. Survival. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of this Lease shall survive the expiration or earlier termination hereof, including without limitation all obligations with respect to Additional Rent payments and any other payments due Landlord hereunder and all obligations concerning the condition of the Premises.

28.4. Captions. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

28.5. Enforceability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

28.6. Authority. Each party agrees to furnish to the other, promptly upon demand, a resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

28.7. Lease Amendment. Any amendment or agreement of this Lease shall be ineffective to change, waive, amend, modify, supplement, discharge or terminate this Lease in whole or in part unless such amendment or agreement is in writing and signed by Landlord and Tenant.

28.8. Time is of the Essence. Time is of the essence with regard to all of the terms, covenants and conditions of this Lease.

28.9. Governing Law. This Lease and the rights of parties hereunder shall be construed and enforced in accordance with the laws and judicial decisions of the State of North Carolina.

28.10. Tenant Financials. Upon written request by Landlord, but in no event more often than once per calendar year, Tenant shall provide to Landlord annual financial statements. Such financial statements shall include at a minimum, a balance sheet, an income statement, a statement of cash flows and any necessary notes concerning both the current year-to-date operating results and comparative operating results for the previous two (2) years. Tenant shall certify that said financials are materially correct and accurate.

28.11. Entire Agreement. This Lease, including the Face Page and all exhibits and attachments hereto contains the entire agreement between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, regarding the lease of the Premises by Tenant (any prior agreements being merged into this Lease). Neither Landlord nor any agent of Landlord has made any representations, warranties or promises with respect to the Premises, the Project or the existence or use of any amenities or facilities, except as expressly set forth in this Lease.

28.12. Brokers. Tenant represents that, except for William Latta, as Tenant's broker, Tenant

has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease or showed the Premises to Tenant. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liabilities, claims, commissions, fees and other costs (including without limitation reasonable attorney fees) arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of commissions to the broker, if any, specified in this Section 28.12, if Landlord has entered into a separate written agreement with such broker, and then only as provided in such agreement.

28.13. Successors and Assigns. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the Landlord and Tenant and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise expressly provided in this Lease.

28.14. Incorporation of Face Page and Exhibits. The Face Page, the Premises set forth in Exhibit "A", the Improvements set forth in Exhibit "B", the Special Provisions set forth in Exhibit "C", the Rules and Regulations set forth in Exhibit "D" and the Guaranty set forth in Exhibit "E" attached hereto are incorporated herein by reference.

28.15. Force Majeure. Except as otherwise expressly provided in this Lease, neither party shall be liable for any delay or failure of performance under this Lease resulting from inclement weather of unusual severity or duration, strikes or labor disputes, war, terrorist acts, riots or civil disturbances, government regulations, acts of civil or military authorities, or acts of God (each, a **"Force Majeure"**), provided the party whose performance has been delayed under this Lease promptly takes all steps necessary to resume full performance. If any such Force Majeure shall cause a party's performance hereunder to be delayed or prevented, such party shall notify the other party in writing specifying such Force Majeure and an estimate of when such party shall resume full performance. Notwithstanding any other provision of this Section 28.15, in no event shall Tenant's obligation to pay Monthly Base Rent, Additional Rent or any other payments due hereunder in a timely manner be delayed or excused as a result of Force Majeure, and such obligation shall remain absolute and unconditional.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal, acknowledging and signifying its authority to enter into this Lease, by its duly authorized officer, manager, or representative, in two or more counterparts on the day and year first written above.

LANDLORD: **HC 9115 LLC**, a North Carolina limited liability company (SEAL)

By: Beacon #1 LLC, a North Carolina limited liability company, Authorized Manager (SEAL)

By: [signature] (SEAL)

Its: Authorized Agent

Witness: [signature]

TENANT: **Phenogen Sciences, Inc.**, a Delaware corporation

By: [signature]

Its: Director

Attest By: [signature]

Its: DIRECTOR

(AFFIX CORPORATE SEAL)

EXHIBIT A
PREMISES

The Premises (deemed to be 1,610 SF) located at 9115 Harris Corners Parkway, Suite 320 Charlotte, NC 28269 is indicated by the cross-hatched area marked below.


BEACON
A203


msa
SUITE 320
OFFICE PLAN

Tenant's Initials
Landlord's Initials

EXHIBIT B
IMPROVEMENTS

Landlord shall deliver and Tenant shall accept the Premises in its 'as-is' condition, with no improvements whatsoever to be constructed by Landlord. However, Landlord shall provide to Tenant a construction allowance not to exceed **$3,000.00** (the "**Construction Allowance**"). The Construction Allowance shall be used solely to construct improvements to the Premises (the "**Improvements**") in accordance with the space plan and construction specifications to be prepared by Tenant and approved in writing by Tenant and Landlord (which, when taken together, shall be referred to as the "**Plans**"). The Plans, once they have been mutually approved by Landlord and Tenant, shall not be revised or altered without the consent and approval of both parties, which shall not be unreasonably withheld or delayed.

Tenant may make, with Landlord's written approval, modifications to the Plans. However, should any such modifications change the cost to design or construct the Improvements, Tenant shall pay to Landlord on demand as Additional Rent the amount of such change in cost plus fifteen percent (15%).

Tenant's Initials ________
Landlord's Initials ________

EXHIBIT C
SPECIAL PROVISIONS

The initials by representatives of Landlord and Tenant shall incorporate all the following terms and provisions into this Lease. Where these Special Provisions conflict with any provision in the body of the Lease, these Special Provisions shall govern.

1. MONTHLY BASE RENT ABATEMENT: As a concession to Tenant during the initial Term, Landlord shall grant Tenant a Monthly Base Rent abatement period, during which Tenant shall have no obligation to pay Monthly Base Rent. Such Monthly Base Rent abatement period shall commence on **September 1, 2010** and terminate on **October 31, 2010** and thereafter Tenant shall have no further Monthly Base Rent abatements.

2. MONTHLY BASE RENT ESCALATIONS: Monthly Base Rent, as described in Section 2.1 of this Lease, shall increase periodically and be due and payable during the Term in accordance with the following schedule.

Period	Monthly Base Rent
September 1, 2010 – October 31, 2010	$0.00
November 1, 2010 – February 28, 2011	$1,297.50
March 1, 2010 – October 31, 2011	$2,595.00
November 1, 2011 – October 31, 2012	$2,645.00

3. OPTION TO RENEW: During the initial Term hereof and in the event that Tenant: (i) has not committed an event of default hereunder at any time during the Term beyond any applicable notice and cure period, (ii) has not assigned or sublet the Premises, (iii) is in compliance with the terms of this Lease, and (iv) provides written notice to Landlord of its intent to exercise the renewal option at any time prior to February 1, 2012(the "**Renewal Notice Date**"), Landlord hereby grants to Tenant and Tenant shall have an option to renew this Lease for an additional period of **twenty-four (24)** months (the "**Renewal Option**") under the following terms and conditions:

A. Landlord and Tenant shall execute an amendment to this Lease which shall provide that all of the terms, conditions, guaranties, rights, obligations and covenants under this Lease shall exist in full force and effect with regard to the Renewal Option, except that: (i) the Term shall be extended through **October 31, 2014** (ii) Monthly Base Rent during the Renewal Option Term shall be:

November 1, 2012 – October 31, 2013	$2,725.00
November 1, 2013 – October 31, 2014	$2,806.75

B. Tenant shall execute such amendment within ten (10) days from the date Landlord delivers to Tenant execution copies thereof, or this Renewal Option shall automatically terminate; and
C. Should Tenant not provide Landlord with written notice of its desire to exercise the Renewal Option prior to the Renewal Notice Date, such Renewal Option shall automatically terminate.
D. This Renewal Option shall automatically expire at the expiration of the initial Term of this Lease.

Tenant's Initials ______
Landlord's Initials ______

EXHIBIT D
RULES & REGULATIONS

Landlord shall control and operate the common areas, and the facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of the tenants generally. Adherence to the rules and regulations listed below will aid in each tenant's full use and enjoyment of the common areas.

A. The common areas of the property shall not be obstructed by Tenant or used for any purpose other than ingress and egress to and from Tenant's Premises. No tenant shall permit the visit to its Premises of persons in such number or under such conditions to interfere with the use by other tenants of the common areas.

B. Outside storage of any kind is strictly prohibited without Landlord's written consent.

C. Tenant, its servants, agents, invitees, employees and/or licensees shall only park on or utilize parking and loading areas directly related to such Tenant's premises. No parking space shall be designated reserved or marked for special use without Landlord's written consent. Tenant shall not park in a manner which would block or restrict the access of other tenants to their leased premises.

D. Tenant will not inscribe, affix or otherwise display signs, advertisements or notices in, on, or behind any windows, walls, doors, partitions or other part of the exterior of the property without prior written consent of Landlord. Any sign of a temporary nature will not be permitted.

E. Tenant will not attach or place awnings, antennas, satellites or other projections on the outside walls or any exterior portion of the property without prior written consent of Landlord.

F. No curtains, blinds, shades or screens will be attached to, hung in or used in connection with any window or door of the Premises unless previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

G. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable without prior written consent of Landlord.

H. Tenant shall not permit nor take any action that would constitute a nuisance or would disturb or endanger any other tenants of the property or unreasonably interfere with their use of their respective premises.

I. The plumbing facilities will not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind will be disposed into them. The cost and expense of any breakage, stoppage, damage or excessive usage resulting from a violation of this provision by Tenant, its employees, agents or invitees will be borne by Tenant.

J. Tenant agrees that the point pressure resulting from Tenant's racking system, inventory, forklifts and/or equipment shall not exceed allowable design floor loading for the floor slabs in the Premises.

K. Tenant will not permit the Premises to be used for any purpose or in any manner that would render the insurance thereon void or the insurance risk more hazardous.

L. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the operation of its business in the Premises and to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant's sole cost and expense.

M. Tenant shall not allow smoking in the Premises or elsewhere in the Project. Smoking is allowed in designated areas outside of the Project only. Landlord reserves the right to relocate smoking areas from time to time.

N. Tenant shall comply with Landlord's standard move-out policy upon vacating the Premises.

Tenant's Initials ________
Landlord's Initials ________

EXHIBIT E
GUARANTY

The undersigned Genetic Technologies Limited (herein called "Guarantor") as a material inducement to and in consideration of Landlord entering into that certain Lease Agreement dated the 17 day of August, 2010 with Phenogen Science, Inc. as Tenant, to which this Guaranty ("Guaranty") is attached, (the "Lease"), unconditionally guarantees and promises to perform to and for the benefit of Landlord, each and every covenant, duty, obligation and responsibility of Tenant under the Lease, including the obligation to pay rent and all other sums and charges payable by Tenant under the Lease.

This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity for any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives. Guarantor also waives any right to require that Landlord resort to any security or any other credit in favor of enforcement of this Guaranty including specifically all of Guarantor's rights under N.C. Gen. Stat. Section 26-7 et seq. or any equivalent provisions of the North Carolina General Statutes.

Until all of Tenant's obligations under the Lease are fully performed, Guarantor (a) waives any rights the Guarantor may have against Tenant by reason of any one or more payments or acts in compliance with obligations of Guarantor under this Guaranty, (b) subordinates any liability or indebtedness of Tenant held by Guarantor to the obligations of Tenant to Landlord under the Lease, and (c) shall have no right of subrogation against Tenant.

The Lease may be modified or amended by agreement between Landlord and Tenant at any time, or by course of conduct, without the consent of or without notice to Guarantor, and this Guaranty shall hereby guarantee the performance of the Lease, as modified or amended. Assignment of the Lease (as permitted by the Lease) shall not affect this Guaranty, nor shall this Guaranty be affected by Landlord's failure or delay to enforce any of its rights. If Landlord transfers or assigns its interest in the Lease, "Landlord", as used in this Guaranty, shall mean Landlord's successors and assigns.

If Tenant defaults under the Lease, Landlord may proceed immediately against Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant, or both, any rights that it has under the Lease or pursuant to applicable laws. If the Lease terminates, Landlord may enforce its rights against Guarantor without giving prior notice to Tenant or Guarantor, or without making any demand on either party. If Landlord shall enforce Guarantor's obligations by legal proceedings, Guarantor shall pay to Landlord all costs and expenses incurred, including, without limitation, court costs and reasonable attorney's fees.

If Landlord is required at any time pursuant to any bankruptcy, insolvency, liquidation or reorganization law to return any portion of any payments made to Landlord by Tenant, Guarantor shall on demand of Landlord, pay to Landlord any such amounts.

This Guaranty shall be governed by and construed in accordance with the laws of the State of North Carolina. Further, Guarantor irrevocably appoints Tenant as its agent for service of process and other notices related to or required by this Guaranty. Guarantor's obligations under this Guaranty shall be binding on Guarantor's heirs, successors and assigns. If Guarantor is more than one person, Guarantor's obligations are joint and several and may be brought or prosecuted against any Guarantor whether the action is brought or prosecuted against any other Guarantor or Tenant, or all, or whether any other Guarantor or Tenant, or all, are joined in the action. Additionally, each Guarantor shall provide to Landlord a certified financial statement upon written request by Landlord, but no more frequently than once each calendar year.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty under seal in two or more counterparts on the day and year noted below.

TENANT: **Genetic Technologies Limited,** an Australian corporation

By: [signature]

Its: CEO

Attest By: [signature]

Its: COMPANY SECRETARY